Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Ed Tagliaferri: 212 981 5182 / edmund_tagliaferri@dkcnews.com

Michael Paluszek 212 981 5149 / michael_paluszek@dkcnews.com

LIGHTSTONE VALUE PLUS REIT BUYS HOTELS

LVPR pays $21 million for 3 Marriott-branded properties in Iowa and Ohio

New York, NY, (January 3, 2013) – Lightstone Value Plus Real Estate Investment Trust, Inc. (“LVPR”) announced today that it has acquired three Marriott-branded hotels in Iowa and Ohio for an aggregate purchase price of $21 million.

The purchased assets are the SpringHill Suites by Marriott and Fairfield Inn & Suites by Marriott, both in West Des Moines, Iowa, and the Courtyard by Marriott, in Willoughby, Ohio. The three hotels have a total of 289 keys.

“These are three well-located premium franchise hotels that we believe are primed for growth,” said David Lichtenstein, Chairman and CEO of LVPR. “Two of them, SpringHill Suites by Marriott and Courtyard by Marriott, have been renovated in the past six months, and the Fairfield Inn & Suites by Marriott is scheduled for a complete renovation. We think the locations are ideal, benefiting from the high volume of business travelers frequenting nearby office parks, as well as excellent highway access to routes I-80 and I-90, which link various concentrations of commercial business centers throughout both markets. ”

“This acquisition is representative of The Lightstone Group’s ability to identify attractive investment opportunities and execute on complex transactions,” said Lichtenstein. “The hotels were acquired at a significant discount to replacement cost, providing them with a strong competitive advantage in their markets and downside protection to LVPR. We believe they are well positioned to capitalize on the improving market recovery.” LVPR is a non-traded REIT sponsored by The Lightstone Group, which is also headed by Lichtenstein. The properties will be managed by Paramount Hotel Group (PHG), a third- party hotel management company based in New Jersey.

The 97-suite SpringHill Suites is located adjacent to Interstate 80 and two miles east of Interstate 35 in West Des Moines. Renovations of $1.3 million were recently completed and included improvements to the lobby, upgrading bedding and furniture packages and installing new flat panel televisions.

The 102-room Fairfield Inn & Suites is also located adjacent to Interstate 80 and two miles east of Interstate 35 in West Des Moines. A full renovation, costing in excess of $2 million, is planned for the near future.

The 90-room Courtyard by Marriott in Willoughby is adjacent to Interstate 90 about 16 miles east of downtown Cleveland. The hotel recently completed a $1.5 million renovation that included a full upgrade of guestrooms and corridors and the conversion of the lobby to the new “Courtyard Bistro” concept.

About LVPR

LVPR is a non-traded REIT sponsored by The Lightstone Group. Founded in 1988 by David Lichtenstein, The Lightstone Group has grown to become one of the largest privately held real estate companies in the United States. Its diversified portfolio of industrial, office, retail and residential real estate assets includes 8.1 million square feet of commercial space and more than 11,000 multifamily units in 19 states, the District of Columbia and Puerto Rico.

For more information, visit www.lightstonecapitalmarkets.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

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